Exhibit 99.1

      Service Corporation International Reports First Quarter 2004 Results

    HOUSTON, May 10 /PRNewswire-FirstCall/ -- (NYSE: SRV) Service Corporation International (SCI), the world's largest funeral and cemetery company, today announced results for the first quarter of 2004.

    Highlights of Results

                                                 Three Months Ended March 31,
                                                 ----------------------------
     In millions, except per share amounts            2004           2003
                                                 ------------    ------------

     Total Revenues.............................   $  589.6       $  581.5
     Total Gross Profits........................   $  114.1       $  115.5
     Net Income.................................   $   28.5       $   44.1
     Diluted Earnings Per Share.................   $    .09       $    .14
     Cash Flows from Operating Activities.......   $   88.6       $  183.3
     Cash and Cash Equivalents (a)..............   $  498.9       $  239.4
     Total Debt (a).............................   $1,691.1       $1,711.6

     (a)  Prior year amounts are as of December 31, 2003

    Certain prior year amounts have been reclassified throughout this press release to conform to the current period financial presentation with no effect on previously reported net income, financial condition or cash flows.

    * North America revenues grew $12.9 million or 3% in the first quarter of 2004 compared to 2003 with increases in both the funeral and the cemetery segments. North America gross profits increased $4.5 million or 5% in the first quarter of 2004 compared to 2003 driven by increased revenues and reduced expenses associated with various cost reduction programs.

    * Cash flows from operating activities were $88.6 million in the first quarter of 2004 and included a $20 million voluntary contribution to our frozen cash balance pension plan. As this plan is frozen, the participants do not earn additional benefits from additional years of service, and we do not incur new service cost. Cash flows from operating activities in the first quarter of 2003 were $183.3 million and included a $94.5 million tax refund. Had we not made the frozen pension plan contribution in 2004 or received this tax refund in 2003, cash flows from operating activities in the first quarter of 2004 would have been $108.6 million compared to $88.8 million in 2003, representing an increase of $19.8 million or 22%.

    * Free cash flow for the first quarter of 2004 increased approximately $23.3 million or 32.5% to $95.1 million compared to $71.8 million in the first quarter of 2003. See our definition and calculation of free cash flow included in a separate section later in this press release. During the first quarter 2004, total debt less cash and cash equivalents was $1.19 billion, representing a decrease of $280 million or 19% from December 31, 2003.

    * Net income was $28.5 million or $.09 per diluted share in the first quarter of 2004 compared to $44.1 million or $.14 per diluted share in the first quarter of 2003. The decrease in diluted earnings per share is due to cumulative effects of accounting changes and litigation expenses, which were partially offset by gains from dispositions and interest income as described below.

      -- Income in the first quarter of 2004 was negatively impacted by a charge of $48.1 million (including an income tax benefit of $21.3 million) or $.14 per diluted share for the cumulative effect of accounting changes related to the implementation of FIN 46R, and changes in pension accounting, as described later in this press release.

      -- Income in the first quarter of 2004 was negatively impacted by litigation related expenses, net of amounts to be funded directly into escrow by our insurance carriers, of $35.0 million on a pretax basis ($22.0 million aftertax) or $.06 per diluted share related to the proposed settlement of the securities class action litigation announced on April 20, 2004. This lawsuit had been pending against SCI since January 1999 and was brought on behalf of all persons who acquired shares of SCI common stock in the merger of Equity Corporation International (ECI) and persons that bought or sold SCI securities during a specified class period.

      -- Income in the first quarter of 2004 included gains on dispositions of $35.6 million ($51.6 million aftertax including tax benefits realized) or $.14 per diluted share. Income in the first quarter of 2003 included gains on dispositions of $9.3 million ($5.9 million aftertax) or $.02 per diluted share.

      -- Income in the first quarter of 2004 included other income of $4.5 million ($2.7 million aftertax) or $.01 per diluted share related to interest income on a note receivable from a United Kingdom company in which we own a minority equity investment.

    Commenting on 2004 results Robert L. Waltrip, Chairman and Chief Executive Officer, said:
    "We are pleased with our accomplishments so far in 2004. In addition to making significant progress towards resolving key litigation matters, we successfully completed a $250 million debt offering and tendered for $200 million of our notes due in 2005. Our debt obligations in the next several years are now within levels that we believe can be serviced from our internally generated cash flows. These accomplishments, coupled with our cash balance of over $450 million as of April 30, 2004, give us significant momentum and financial flexibility as we move ahead in 2004."
    "Our improved performance in the first quarter of 2004 is a credit to the commitment and execution of our entire organization, added Tom Ryan, President and Chief Operating Officer. Our new streamlined management structure with an increased focus on accountability has allowed us to reduce costs, but more importantly, has increased our customer satisfaction and provided a solid foundation upon which we can grow well into the future."

    North America Comparable Operating Results
    The following table summarizes the North America comparable operating results for the first quarters of 2004 and 2003. Comparable North America operations represented approximately 76% of consolidated revenues and approximately 88% of consolidated gross profits during the first quarter of 2004. Comparable financial information excludes operations that have been divested, acquired or constructed during the period January 1, 2003 to March 31, 2004, and are meant to be reflective of "same store" results of operations.


                                     Three Months Ended March 31,

                                                     Increase
                              2004        2003      (Decrease)     Percentage
                            --------    --------   ------------   ------------
    Funeral
     Revenues.............. $ 304.9     $ 293.7       $ 11.2          3.8%
     Gross Profits......... $  76.8     $  69.9       $  6.9          9.9%
     Gross Margin..........    25.2%       23.8%

     Funeral Services
      Performed............  70,850      68,483        2,367          3.5%
     Average Revenue
      Per Funeral Service.. $ 4,175     $ 4,124          $51          1.2%

    Cemetery
     Revenues..............  $142.8     $ 132.8       $ 10.0          7.5%
     Gross Profits.........  $ 23.7     $  25.5       $ (1.8)        (7.1)%
     Gross Margin..........    16.6%       19.2%

    In millions, except funeral services performed and average revenue per funeral service


    North America Funeral

    * The funeral segment produced solid results in the first quarter, which is seasonally our strongest quarter. Funeral revenues increased $11.2 million or 3.8% in the first quarter of 2004 compared to 2003 led by increases in the number of funeral services performed and an increase in the average revenue per funeral service. The number of comparable funeral services performed during the first quarter of 2004 increased 3.5% over the first quarter of 2003, representing our second consecutive
      quarter of increased volume.   Contributing to the recent increase in
      the number of funeral services performed was an increase in deaths caused by pneumonia and influenza which were above epidemic threshold levels in late December 2003 and early January 2004. The increase in the first quarter of 2004 is also due to weak comparable volume levels in first quarter of 2003 as reported by our company and others in the
      industry.   The average revenue per funeral service grew 1.2% to $4,175 in the first quarter of 2004 compared to $4,124 in the first quarter of 2003. Of the total comparable funeral services performed, approximately 39% were cremation services in both periods.

    * During the first quarter of 2004, approximately 16.7% of the total funeral consumers served selected a Dignity Memorial(R) packaged plan compared to 16.0% in the first quarter of 2003. Dignity Memorial funeral and cremation packaged plans are designed to simplify the customer decision-making process and provide savings and value to consumers through unique products and services which have traditionally not been available through funeral service locations. In addition to improving customer satisfaction levels as measured by independent surveys, these packages also generate significant incremental revenue per funeral service compared to non-Dignity sales due to the comprehensive value-added offerings they provide.

    * Funeral gross profits increased $6.9 million or 9.9% during the first quarter of 2004. The gross margin percentage improved to 25.2% versus 23.8% in the prior year quarter and exceeded our targeted gross margin range for the full year 2004 of 20% to 24%. This improvement in gross profits is primarily due to the increase in revenues associated with more funeral services performed and a higher average revenue per funeral service.

    * During the first quarter of 2004, preneed funeral sales production at comparable funeral locations increased $5.9 million or 7% to $91.0 million compared to $85.1 million in the first quarter of 2003.

    North America Cemetery

    * North America cemetery revenue increased $10.0 million or 7.5% in the first quarter of 2004. Of the total revenue increase of $10.0 million, approximately $6.4 million was associated with increases in atneed cemetery revenue due to higher levels of property sales, marker deliveries and service fees; approximately $1.6 million was related to increased recognized preneed cemetery revenue due to increases in property sales which helped to offset declines in marker deliveries and service fees; and approximately $2.0 million was associated with an increase in perpetual care trust fund earnings.

    * Cemetery gross profits for the quarter declined $1.8 million. The cemetery gross margin percentage of 16.6% was on the high end of our guidance range for 2004 of 13% to 17% and well ahead of the 9.0% gross margin percentage reported in the fourth quarter of 2003. The decrease in gross profits compared to the first quarter of 2003 is primarily due to temporary increases in selling costs related to the new compensation structure for preneed sales counselors. Sales counselors can now receive a portion of sales compensation through a draw with the opportunity to earn a bonus if certain sales targets are achieved versus the historical compensation model that was based solely on commissions. We believe this new program will help us to recruit and retain a higher quality sales force over the longer term. During the initial phases of this program, we are incurring more fixed costs compared to historical periods as we recruit and train new salespeople. As the program matures, we believe that our selling costs will correlate more favorably with preneed sales production levels.

    * During the first quarter of 2004, preneed cemetery sales production at comparable cemetery locations increased $6.8 million or 9% to $85.5 million compared to $78.7 million in the first quarter of 2003.

    International Operations

    * On March 11, 2004, we completed a joint venture transaction of our funeral operations in France. In addition to maintaining a 25% share of the total equity capital of the newly formed entity, we received net cash proceeds of $287.9 million and a note receivable in the amount of EUR 10 million. As a result of the transaction, we recognized a pretax gain of $12.6 million. Revenues and gross profits from funeral operations in France were $127.3 million and $11.6 million, respectively, in the first quarter of 2004 reflecting our ownership of
      these businesses through March 11, 2004.   In the three months ended
      March 31, 2003, revenues and gross profits from funeral operations in France were $135.4 million and $18.7 million, respectively. For further information regarding the sale of France, including pro forma financial information, see our Form 8-K filed on March 24, 2004.

    * Other international operations consist primarily of businesses in South America. South America revenues grew $3.1 million to $10.7 million in the first quarter of 2004, of which $1.5 million was associated with favorable foreign exchange translation rates. Gross profits increased $0.7 million in the first quarter of 2004 compared to the first quarter of 2003, excluding favorable currency effects, and the gross margin percentage improved to 22.4% versus 18.2% in the prior year quarter.

    General and Administrative Expenses

    * In the first quarter of 2004, general and administrative expenses were $51.0 million and included $35.0 million of litigation expenses, net of $30.0 million to be funded directly into escrow by our insurance carriers, associated with the recently announced proposed settlement of the securities class action lawsuit pending against the Company since January 1999. Excluding this net litigation expense, general and administrative expenses were $16.0 million in the first quarter of 2004 compared to $21.4 million in the first quarter of 2003. The decrease of $5.4 million is predominantly associated with reduced system amortization costs. Included in the first quarter of 2003 was $4.6 million of accelerated amortization expense related to existing system costs that is not included in 2004. In 2002, we made the decision to implement new information systems and, therefore, accelerated the amortization of our existing systems. These accelerated amortization costs ceased in the third quarter of 2003 when amortization of the new systems commenced.

    * In addition to general and administrative expenses, there are two other components of overhead costs in North America: home office overhead and field overhead. These overhead costs are allocated to funeral and cemetery operations in North America. Home office and field overhead costs totaled $30.6 million in the first quarter of 2004 compared to $38.0 million in the same period of 2003 representing a decrease of $7.4 million or 19.5%. This decline in costs is due to an improved management structure, and reduced expenses associated with various outsourcing programs and new information systems.

    Other Income and Expenses

    * In the first quarter of 2004, we recognized a net pretax gain of $35.6 million predominantly related to gains from the joint venture of our French funeral operations (consisting of a pretax gain of $12.6 million and tax benefits of approximately $25 million), and the adjustment to a note receivable collected from a United Kingdom company to its realizable value, which is further described below as a subsequent event. These gains in the first quarter of 2004 were partially offset by net losses associated with the dispositions of funeral and cemetery businesses in North America.

    * Interest expense continued to decline during the quarter reflecting the success we have had in reducing outstanding debt. Interest expense was $3.5 million lower in the first quarter of 2004 compared to the first quarter of 2003.

    * Other income increased $3.6 million to $7.6 million during the first quarter of 2004 compared to prior year quarter. This increase is primarily due to interest income realized of $4.5 million associated with the collection of the note receivable from the United Kingdom company as further described below as a subsequent event.

    * The consolidated effective tax rate in the first quarter of 2004 was a benefit of 5.9% compared to an expense of 37.1% in the first quarter of 2003 due to tax benefits realized from the joint venture of our business in France in March 2004. The tax rate for the Company, exclusive of the France tax benefit, was 34.7% for the first quarter of 2004. The consolidated effective tax rate in the second quarter of 2004 is expected to be in the range of 0% to 5% due to tax benefits realized from the sale of our investment in the United Kingdom company in April 2004. The effective tax rates in the third and fourth quarters of 2004 are expected to return to normal levels of approximately 33% to 35%.

    Free Cash Flow

    We define free cash flow as cash flows from operating activities (adjusted for certain unusual items described below) less capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with company standards and extend their useful lives. We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends (subject to restrictions in our debt agreements). Free cash flow is not reduced by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property inventory or the construction of funeral home facilities on SCI-owned cemeteries. Growth-oriented capital spending was approximately $4.2 million in the three months ended March 31, 2004 and 2003.
    While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, or as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our consolidated statement of cash flows attached to this press release.

    The following table provides a reconciliation between cash flows from operations and free cash flow, as defined.


    (In millions)                      Three Months Ended March 31,
                                       ----------------------------
                                            2004           2003
                                       -------------    -----------

    Cash Flows from Operations..........  $ 88.6         $183.3
    Less:  Unusual Tax Refund...........      --          (94.5)
    Add:  Frozen Cash Balance
     Pension Contribution...............    20.0             --
                                          ----------------------
    Adjusted Cash Flows
     from Operations....................  $108.6         $ 88.8
    Less:  Capital Improvements
     to Maintain Existing Facilities....   (13.5)         (17.0)
                                          ----------------------
    Free Cash Flow                         $95.1          $71.8
                                          ======================


    For the three months ended March 31, 2004, free cash flow increased approximately $23.3 million or 32.5% from the prior year quarter principally attributable to working capital improvements in North America operations, reductions in cash interest paid and lower levels of capital improvements in France to maintain our existing facilities.
    Included in the first quarter 2004 cash flows from operations was $18.3 million of cash flow associated with our funeral operations in France (through March 11, 2004) compared to $20.2 million in the prior year quarter. Capital expenditures related to businesses in France were $2.8 million in the first quarter of 2004 (through March 11, 2004) compared to $7.6 million in 2003. Excluding cash flow results from France, free cash flow grew 35% to $79.6 million in the first quarter of 2004 compared to $59.1 million in the prior period.
    In February 2004, we paid $100 million into an escrow account related to the previously announced proposed settlement of certain Florida related litigation matters. This payment will be held in escrow until the settlement receives final court approval which is expected in late 2004. Because this payment is a restricted cash deposit, it is shown in the investing section of the consolidated statement of cash flows.

    Accounting Matters

    FIN 46R
    In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51." This interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R). We implemented FIN 46R as of March 31, 2004, which resulted in the consolidation of our preneed funeral and cemetery merchandise and service trusts and our cemetery perpetual care trust funds. The implementation of FIN 46R, as it relates to the consolidation of our trust funds, will affect certain line items on our statement of operations in future periods; however, we believe the overall effect on the statement of operations will be neutral. Additionally, effective as of March 31, 2004, we consolidated certain cemeteries managed by us and recognized a pretax and after tax charge of $14.5 million, representing the cumulative effect of an accounting change. A complete discussion of the effect of this implementation on our financial statements is contained in our first quarter 2004 Form 10-Q, expected to be filed today.

    Pension Plans
    Effective January 1, 2004, we changed the accounting for gains and losses on our pension plan assets and obligations to recognize such gains and losses as they are incurred. Prior to January 1, 2004, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). As a result of this accounting change, we recognized a charge for the cumulative effect of an accounting change of $33.6 million (net of $21.3 million of deferred taxes) as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and obligations.
    Total pension expense, of which a portion is included in funeral and cemetery expenses and a portion in general and administrative expenses, declined by $2.5 million in the first quarter of 2004 compared to the first quarter of 2003 as a result of this accounting change.

    Insurance Funded Preneed Contracts
    We have changed our method of accounting for insurance funded preneed contracts as we have concluded that they are not assets and liabilities as defined by Statement of Financial Accounting Concepts No. 6, "Elements in Financial Statements". Therefore, we have removed from our consolidated balance sheet, amounts relating to insurance funded preneed funeral contracts previously recorded in Preneed funeral receivables and trust investments and Deferred preneed funeral revenues, which at December 31, 2003 were approximately $3.5 billion. The removal of these amounts had no impact on our consolidated stockholders' equity, results of operations or cash flows.

    Subsequent Events
    Subsequent to March 31, 2004, we sold the majority of our equity holdings in a United Kingdom funeral and cemetery company in a public offering transaction and collected an associated note receivable for total proceeds of $48.5 million. In the second quarter of 2004, we will record a pretax gain of approximately $8.6 million related to the sale of approximately 79% of our equity investment in the United Kingdom company. In the first quarter of 2004, as a result of collecting the note receivable, $27.2 million was recognized as a credit to adjust the carrying amount of the note receivable to its realizable value. We also recognized interest income of $4.5 million in Other income, net, in the first quarter of 2004, associated with accrued interest on the note receivable.
    On April 14, 2004, we successfully completed a private offering of $250 million principal amount of 6.75% notes due 2016. We used a portion of the net proceeds for the tender offer for our 6% notes due 2005 as described below and intend to use the remaining net proceeds from the offering together with available cash for the retirement of existing indebtedness, including the potential redemption of our 6.75% convertible subordinated notes due 2008, and for general corporate purposes.
    On April 20, 2004, we announced a proposed settlement of the securities class action lawsuit pending against the Company since January 1999. The terms of the proposed settlement call for payments totaling $65 million in settlement of these claims in May 2004. We will fund $35 million into an escrow account for the benefit of the plaintiffs and have reached an agreement with our insurance carriers whereby they will fund $30 million of the total $65 million directly into the escrow account towards this settlement. The proposed settlement is subject to court approval following notice to members of the class, an opportunity for class members to object or opt out of the proposed settlement and other conditions. We are not obligated to proceed with the proposed settlement if more than a specified percent of the class members opt out and elect to bring separate legal actions. Accordingly, if less than such specific percent of the class members opt out, we could have additional potential liability for such opt out claims and still be obligated to carry out the proposed settlement. The quantification of this additional potential liability is not able to be determined by us at this time.
    On April 22, 2004, we accepted and purchased $200 million aggregate principal amount of our 6% notes due 2005 in a tender offer. Tendering holders were paid an aggregate of approximately $214 million. As of May 10, 2004, $72.5 million in aggregate principal amount of the 6% notes remains outstanding and is due in December 2005. As a result of this tender offer, we will recognize a pretax loss on the early extinguishment of debt of approximately $11 million in the second quarter of 2004.

    Conference Call
    We will host a conference call on Monday, May 10, 2004, at 9:00 a.m. Central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (913) 981-5510.
The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com. After the completion of the live conference call, a replay of the conference call will be available through May 24, 2004 and can be accessed at (719) 457-0820 with the confirmation code of 670425. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/Investors.html. This earnings release will also be available on our website on the Home page under the subheading "In the News" at http://www.sci-corp.com.

    Cautionary Statement on Forward-Looking Statements
    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, us. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

    * Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

    * The outcomes of pending lawsuits and proceedings against us involving alleged violations of securities laws and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

    * Our ability to consummate the previously disclosed proposed settlement of our Consolidated Lawsuit (as defined within our Form 10-Q) involving allegations of violations of federal securities laws, which is subject to court approval following notice to members of the class, an opportunity for class members to object or opt out, and other conditions.

    * Our ability to consummate the settlement of lawsuits in Florida as described in the agreement in principle with respect thereto, and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

    * Amounts payable by us with respect to our outstanding legal matters exceeding reserves established by us.

    * Our ability to successfully implement our strategic plan related to producing operating improvements, strong cash flows and further deleveraging.

    * Litigation or other proceedings that may arise from the restatement of our financial statements.

    * Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.

    * Changes in consumer demand and/or pricing for our products and services due to several factors, such as change in local number of deaths, cremation rates, competitive pressures and local economic conditions.

    * Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

    * Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

    * Our ability to successfully complete our ongoing process improvement and system implementation projects, including our replacement of our North America point-of-sale information technology systems.

    * Our ability to successfully access surety and insurance markets at a reasonable cost.

    * Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

    * The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International (NYSE: SRV), headquartered in Houston, Texas, is the world's largest funeral and cemetery company. We have an extensive network of providers including 1,218 funeral service locations, 402 cemeteries and 141 crematoria providing funeral and cemetery services in North America as of March 31, 2004. We also own funeral and cemetery businesses in South America, Singapore and Germany. For more information about Service Corporation International, please visit our website at www.sci-corp.com.


                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF OPERATIONS
                   (In thousands, except per share amounts)

                                                      Three months ended
                                                           March 31,
                                                -----------------------------
                                                    2004              2003
    ----------------------------------------    ------------     ------------

    Revenues:
     Funeral................................    $  436,715        $  439,287
     Cemetery...............................       152,903           142,222
                                                ------------     ------------
                                                   589,618           581,509
    Gross profits:
     Funeral................................        88,090            88,753
     Cemetery...............................        25,961            26,770
                                                ------------     ------------
                                                   114,051           115,523

     General and administrative expenses....       (51,021)          (21,411)
     Gains and impairment (losses)
      on dispositions, net..................        35,603             9,334
                                                ------------     ------------
     Operating income.......................        98,633           103,446

     Interest expense.......................       (33,935)          (37,396)
     Other income, net......................         7,641             4,012
                                                ------------     ------------
                                                   (26,294)          (33,384)
                                                ------------     ------------
     Income before income taxes
      and cumulative effects of accounting
      changes...............................        72,339            70,062
     (Benefit) provision for income taxes...        (4,241)           25,976
                                                ------------     ------------
     Income before cumulative
      effects of accounting changes.........    $   76,580        $   44,086
     Cumulative effects of
      accounting changes (net of income
      tax benefit of $21,274)                      (48,061)               --
                                                ------------     ------------
      Net income                                $   28,519        $   44,086
                                                ============     ============

     Basic earnings (loss) per share:
      Income before cumulative
       effects of accounting changes........    $      .25        $      .15
      Cumulative effects of
       accounting changes, net of tax.......          (.16)               --
                                                ------------     ------------
       Net income...........................    $      .09        $      .15
                                                ============     ============

     Diluted earnings (loss) per share:
      Income before cumulative effects of
       accounting changes...................    $      .23        $      .14
      Cumulative effects of
       accounting changes, net of tax.......          (.14)               --
                                                ------------     ------------
       Net income                               $      .09        $      .14
                                                ============     ============
     Basic weighted average
      number of shares......................       303,018           297,775
                                                ============     ============
     Diluted weighted average
      number of shares......................       353,088           348,665
                                                ============     ============

                      SERVICE CORPORATION INTERNATIONAL
                          CONSOLIDATED BALANCE SHEET
                     (In thousands, except share amounts)

                                            March 31,          December 31,
                                              2004                 2003
    -------------------------------------------------------------------------
    Assets
     Current assets:
      Cash and cash equivalents.........  $  498,911            $  239,431
      Receivables, net..................     135,990               233,935
      Inventories.......................      78,898               137,121
      Other.............................     135,010                62,837
                                          -----------           -----------
       Total current assets.............     848,809               673,324
                                          -----------           -----------
     Preneed funeral receivables
      and trust investments.............   1,460,391             1,229,765
     Preneed cemetery receivables
      and trust investments.............   1,399,859             1,084,636
     Cemetery property, at cost.........   1,555,951             1,524,545
     Property, plant and
      equipment, at cost, net...........     941,898             1,250,632
     Deferred charges and
      other assets......................     698,945               739,250
     Goodwill...........................   1,167,579             1,195,423
     Cemetery perpetual care
      trust investments.................     703,996                    --
                                          -----------           -----------
                                          $8,777,428            $7,697,575
                                          ===========           ===========

    Liabilities & Stockholders' Equity
     Current liabilities:
      Accounts payable and
       accrued liabilities..............  $  371,878            $  456,523
      Current maturities of
       long-term debt...................     371,692               182,682
      Income taxes......................      11,291                29,742
                                          -----------           -----------
     Total current liabilities..........     754,861               668,947
                                          -----------           -----------
     Long-term debt.....................   1,319,373             1,528,883
     Deferred preneed
      funeral revenues..................     559,865             1,612,348
     Deferred preneed
      cemetery revenues.................     922,144             1,575,352
     Deferred income taxes..............     366,935               431,401
     Other liabilities..................     414,107               353,686
     Non-controlling interest in
      funeral and cemetery trusts.......   2,155,205                    --
     Non-controlling interest
      in perpetual care trusts..........     671,986                    --
     Stockholders' equity:
      Common stock, $1 per share
       par value, 500,000,000 shares
       authorized, 304,208,304 and
       302,039,871, issued and
       outstanding (net of 2,469,445
       treasury shares, at par).........     304,208               302,040
      Capital in excess of par value....   2,285,199             2,274,664
      Unearned compensation.............      (2,749)                   --
      Accumulated deficit...............    (909,544)             (938,063)
      Accumulated other
       comprehensive loss...............     (64,162)             (111,683)
                                          -----------           -----------
       Total stockholders' equity.......   1,612,952             1,526,958
                                          -----------           -----------
                                          $8,777,428            $7,697,575
                                          ===========           ===========


                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (In thousands)

                                                     Three months ended
                                                          March 31,
                                                 -------------------------
                                                   2004             2003
                                                 ---------       ---------
    Cash flows from operating activities:

    Net income.................................  $ 28,519        $ 44,086
    Adjustments to reconcile net income
    to net cash provided by operating
    activities:
     Gains on early
      extinguishments of debt..................        --          (2,321)
     Cumulative effects of accounting
      changes, net of tax......................    48,061              --
     Depreciation and amortization.............    35,790          38,707
     Provision for deferred income taxes.......    (5,479)         18,463
     (Gains) and impairment losses
      on dispositions, net.....................   (35,603)         (9,334)
    Change in assets and liabilities,
    net of effects from acquisitions and
    dispositions:
     Decrease in receivables...................     7,383             484
     Decrease in other assets..................     4,193         114,987
     Increase (decrease) in payables
      and other liabilities....................     3,754         (28,493)
     Net effect of preneed funeral
      production and maturities................    (4,497)         (1,716)
     Net effect of cemetery
      production and deliveries................     2,064             880
    Other......................................     4,459           7,516
                                                 ---------       ---------
    Net cash provided by
     operating activities......................    88,644         183,259

    Cash flows from investing activities:
     Capital expenditures                         (17,737)        (21,248)
     Proceeds from divestitures and
      sales of property and equipment               8,744          29,035
     Proceeds and distributions from
      joint ventures and equity
      investments, net of cash retained           287,886           4,766
     Net (deposits) withdrawals of
      restricted funds and other                 (105,601)         (6,950)
                                                 ---------       ---------
    Net cash provided by
     investing activities                         173,292           5,603

    Cash flows from financing activities:
     Payments of debt..........................    (5,907)        (79,319)
     Early extinguishments of debt.............        --        (161,738)
     Proceeds from exercise of stock options...     3,294              --
     Bank overdrafts and other.................        --           3,075
                                                 ---------       ---------
    Net cash used in financing activities......    (2,613)       (237,982)
    Effect of foreign currency.................       157           1,380
                                                 ---------       ---------
    Net increase (decrease) in
     cash and cash equivalents.................   259,480         (47,740)
    Cash and cash equivalents
     at beginning of period....................   239,431         200,625
                                                 ---------       ---------
    Cash and cash equivalents
     at end of period..........................  $498,911        $152,885
                                                 =========       =========

     For additional information contact:

     Investors:
     Debbie Young - Director of Investor Relations
     (713) 525-9088

     Media:
     Terry Hemeyer - Managing Director / Corporate Communications
     (713) 525-5497

SOURCE  Service Corporation International
    -0-                             05/10/2004
    /CONTACT: Debbie Young, Director of Investor Relations, +1-713-525-9088, or Terry Hemeyer, Managing Director-Corporate Communications,
+1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  CCA ERN